Exhibit 10.2

NATHAN’S FAMOUS, INC.

2018 MANAGEMENT INCENTIVE PLAN
Fiscal Year Ending March 25, 2018

Plan Purpose

The Nathan’s Famous, Inc. 2018 Management Incentive Plan (“Plan”) provides for certain employees of Nathan’s Famous, Inc. (the “Company”) and its subsidiaries who are executive officers and are designated (the “Covered Employees”) to receive annual incentive awards (“Awards”) based on the achievement of specific goals and objectives as established by the Compensation Committee of the Board of Directors of the Company (the “Board”). The Compensation Committee has delegated the authority with respect to the Plan to its Performance-Based Compensation Subcommittee (the “Committee”). The Plan has been adopted pursuant to the authority granted to the Committee under the Nathan’s Famous, Inc. Code Section 162(m) Bonus Plan and accordingly no stockholder approval is required to approve the Plan.

Plan Administration

By virtue of the authority delegated to the Committee, the Committee shall have the exclusive power and authority, in its discretion, to: (i) interpret the Plan; (ii) approve the designation of Covered Employees eligible to participate in the Plan; (iii) set the performance criteria and performance period for Awards within the Plan guidelines; (iv) certify attainment of performance goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry the Plan into effect, but only to the extent any such action would be permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Covered Employees whether or not such Covered Employees are similarly situated.

All decisions of the Committee on any question concerning the designation of Covered Employees and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith.

In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

Eligible Executives

For the fiscal year ending March 25, 2018 the Covered Employees will include Eric Gatoff, Chief Executive Officer (“Covered Employee 1”), Ron DeVos, Chief Financial Officer (“Covered Employee 2”), Scott Harvey, Executive Vice President (“Covered Employee 3”), and Leigh Platte, Vice President, Food Service (“Covered Employee 4”). Additional executive officers of the Company may be added to the Plan at the discretion of the Committee.

Determination of Incentive Awards

Performance Criteria

Annual Awards will be established based on the following performance criteria:

.

(i)

Modified EBITDA Net of Restaurant Contribution – Modified EBITDA less Company-Owned Restaurant Operating Profit and Franchising Revenue. The performance measures for the year ending March 25, 2018 are set forth on Exhibit A, and the target Modified EBTIDA Net of Restaurant Contribution is as established by separate resolution of the Committee on June 21, 2017.

(ii)

Modified EBITDA – Earnings before interest expense, income taxes, depreciation  and amortization and modified to exclude FASB 123R expenses, bonus expenses for Plan participants, litigation or claim judgments or settlements, non-operating items and expenses for restructuring, productivity initiatives or new business initiatives. The performance measures for the year ending March 25, 2018 are set forth on Exhibit B, and the target Modified EBITDA is as established by separate resolution of the Committee on June 21, 2017.

(iii)	Company-Owned Restaurant Operating Profit. Operating profit derived from Company-owned restaurants. The performance measures for the year ending March 25, 2018 are set forth on Exhibits A and C, and the target Company-Owned Restaurant Operating Profit is as established by separate resolution of the Committee on June 21, 2017.

(iv)

Franchising Revenue – Total franchise fees, royalties and rebates earned from franchising activities. The performance measures for the year ending March 25, 2018 are set forth on Exhibits A and C, and the target Franchising Revenue is as established by separate resolution of the Committee on June 21, 2017.

(v)

Foodservice Operating Profit – Operating profit derived from the Branded Products Program. The performance measures for the year ending March 25, 2018 are set forth on Exhibit D and the target Foodservice Operating Profit is as established by separate resolution of the Committee on June 21, 2017.

The aforementioned criteria may be adjusted by the Committee to exclude the effects of the following items: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures.

Individual Awards – Performance Criteria:

	Target Bonus (% of Salary)	Modified EBITDA Net of Restaurant Contribution (Weight %)	Company- Owned Restaurant Operating Profit (Weight %)	Franchising Revenue (Weight %)
Covered Employee 1	150%	75%	12.5%	12.5%

	Target Bonus (% of Salary)	Modified EBITDA (Weight %)
Covered Employee 2	100%	100%

	Target Bonus (% of Salary)	Company-Owned Restaurant Operating Profit (Weight %)	Franchising Revenue (Weight %)
Covered Employee 3	40%	35%	65%

	Target Bonus (% of Salary)	Foodservice Operating Profit (Weight %)
Covered Employee 4	50%	100%

The amount of individual Awards will be determined by the Committee upon attainment of the performance goals based on the aforementioned criteria (the “Performance Goals”). The Committee may exercise negative discretion with respect to any Award to reduce any amount that would otherwise be payable under the Plan.

Payment of Awards

Awards will be paid in cash no later than 2½ months after the year ending March 25, 2018. Payment of the Awards shall be contingent upon the Committee certifying in writing that the Performance Goals and any other material terms applicable to such Award were satisfied.

Limitation on Awards

The maximum annual Award payable for the fiscal year ending March 25, 2018 to any Covered Employee under the Plan is $1,125,000.

Effective Date

The Plan is effective as of March 27, 2017.

Amendment, Suspension or Termination of the Plan. The Committee may at any time amend, suspend or terminate the Plan. However, any amendment or modification of the Plan shall be subject to stockholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

Adopted by the Performance-Based Subcommittee on June 21, 2017 for the fiscal year ending March 25, 2018.

4